UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2016

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 24, 2016 Servotronics, Inc. (the “Company”) received a notice from NYSE MKT LLC (the "Exchange") indicating that the Company no longer satisfies the continued listing standards of the Exchange set forth in Section 801(h) of the Exchange’s Company Guide (the “Company Guide”). This rule requires the Company to maintain a board of directors comprised of at least 50% independent directors. The Company received the notice after the Company notified the Exchange that its Board of Directors (the “Board”) determined that Rigel D. Pirrone no longer qualifies as an “independent director” under Section 803(A)(2) of the NYSE MKT Company Guide due to the increased management responsibilities expected to be undertaken by Mr. Pirrone’s brother, Deneb Pirrone, who is employed by the Company as Senior Director of Corporate Development. As a result, less than fifty percent of the directors on the Board are currently independent.

Pursuant to Section 802(b) of the Company Guide, the Company will have until the earlier of its next Annual Meeting of Shareholders or October 19, 2017 (such earlier date, the "Compliance Date") to regain compliance. However, if the Company were to hold its next Annual Meeting of Shareholders before April 8, 2017, then the Compliance Date would instead be April 8, 2017.

The Exchange's notice has no immediate effect on the listing of the Company's common stock on the Exchange. The Company expects to regain compliance with the continued listing standards no later than the Compliance Date.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      October 27, 2016

Servotronics, Inc.

By:	/s/ Kenneth D. Trbovich
Kenneth D. Trbovich
President